Exhibit 4.1

SECOND AMENDMENT TO RIGHTS AGREEMENT

This Amendment dated as of June 17, 2009 (this “Amendment”) to the Rights Agreement, dated as of July 9, 2001, as amended as of November 27, 2007 (the “Rights Agreement”), is entered into between E*TRADE Financial Corporation (formerly known as E*TRADE Group, Inc.), a Delaware corporation (the “Company”), and American Stock Transfer and Trust Company, as Rights Agent (the “Rights Agent”). Capitalized terms used herein and not defined shall have the meanings specified in the Rights Agreement.

WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement;

WHEREAS, the Company is entering into an Exchange Agreement, dated as of June 17, 2009 (the “Exchange Agreement”), with Citadel Equity Fund Ltd., a Cayman Islands Company (“Citadel”), providing for, among other things, the issuance by the Company to Citadel of the Company’s Senior Convertible Debentures due 2019 (the “Convertible Debentures”), in exchange for the surrender and cancellation of certain of the Company’s 8% Senior Notes due 2011 and 12.5% Springing Lien Notes due 2017 owned by Citadel and its Affiliates (the “Citadel Exchange”);

WHEREAS, pursuant to the Exchange Agreement, Citadel has committed to purchase a number of shares of common stock, par value $0.01, of the Company (“Common Stock”) as described therein in a registered public offering to be consummated by the Company following the execution of the Exchange Agreement (the “Citadel Stock Purchase” and, together with the Citadel Exchange, the “Citadel Transactions”);

WHEREAS, Section 27 of the Rights Agreement permits the Company to amend the Rights Agreement on the terms set forth in this Amendment;

WHEREAS, the Board of Directors of the Company has determined that the Exchange Agreement and the transactions contemplated thereby, including, without limitation, the Citadel Transactions, are in the best interests of the Company and its shareholders;

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its shareholders to modify the terms of the Rights Agreement to exempt the Citadel Transactions and certain acquisitions of Common Stock by Citadel or its Affiliates or Associates from the application of the Rights Agreement, and in connection therewith the Company is entering into this Amendment and directing the Rights Agent to enter into this Amendment; and

WHEREAS, all acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

NOW, THEREFORE, in consideration of the promises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Company and the Rights Agent hereby agree as follows:

A. Amendment of Certain Definitions.

Section 1 of the Rights Agreement is supplemented to add the following definitions in the appropriate alphabetical locations:

“Citadel” shall mean Citadel Equity Fund Ltd., a Cayman Islands Company.

“Citadel Exchange” shall mean the issuance by the Company to Citadel and its Affiliates of the Convertible Debentures in exchange for the surrender and cancellation of the aggregate principal amount of the Company’s 8% Senior Notes due 2011 and 12.5% Springing Lien Notes due 2017 held by Citadel and its Affiliates pursuant to the terms, conditions and limitations set forth in the Exchange Agreement.

“Citadel Stock Purchase” shall mean the purchase by Citadel and its Affiliates of Common Stock in the Public Offering (as such term is defined in the Exchange Agreement).

“Citadel Transactions” shall mean the Citadel Exchange and the Citadel Stock Purchase.

“Convertible Debentures” shall mean the Company’s Senior Convertible Debentures due 2019 issued to Citadel in the Exchange Offer.

“Exchange Agreement” shall mean the Exchange Agreement, dated as of June 17, 2009, entered into by and between the Company and Citadel, as may be amended, supplemented, modified or replaced from time to time.

“Exchange Offer” shall have the meaning set forth in the Exchange Agreement.

“First Amendment” shall mean the First Amendment to the Agreement dated as of November 29, 2007 between the Company and the Rights Agent.

“Preemptive Rights” shall mean the preemptive rights granted by the Company to Citadel to subscribe for equity securities of the Company at such times, in such amounts and on the terms and conditions set forth in Section 4.13 of the Exchange Agreement.

“Preemptive Securities” shall mean New Securities (as defined in the Exchange Agreement), and Common Stock issuable upon the exercise, exchange or conversion of New Securities, acquired pursuant to the exercise of, the Preemptive Rights.

The definition of “Acquiring Person” in Section 1 of the Rights Agreement is hereby amended by adding the following clauses at the end thereof as paragraphs (e) and (f):

“(e) notwithstanding anything in this Agreement to the contrary, Citadel, together with its Affiliates and Associates, shall not be an “Acquiring Person” as a result of (i) the approval, execution, delivery and performance of the Exchange Agreement, (ii) the consummation of the Citadel Transactions, (iii) the issuance of the Common Stock (including the Common Stock issuable upon conversion of the Convertible Debentures) to Citadel and its Affiliates in

connection with the Citadel Transactions, (iv) the acquisition by Citadel or any of its Affiliates or Associates of any shares of Common Stock, or any securities of the Company exercisable, convertible or exchangeable for shares of Common Stock, during any Rights Agreement Holiday Period, or (v) the acquisition by Citadel or any of its Affiliates or Associates in the aggregate after the Closing Date (as defined in the Exchange Agreement) of 25 million additional shares (for the avoidance of doubt, after the Closing Date, such 25 million shares shall replace and supersede the additional 8,474,989 shares of Common Stock as set forth in the First Amendment, wherever appearing therein, without duplication) of Common Stock, including shares of Common Stock issuable upon exercise, conversion or exchange of securities of the Company but excluding acquisitions of the securities identified in clause (e)(iii) above and Preemptive Securities (collectively, the “Citadel Basket Amount”), as the same may be adjusted for any stock splits, combinations and the like; and

(f) notwithstanding anything in this Agreement to the contrary, Citadel, together with its Affiliates and Associates, shall not be an “Acquiring Person” as a result of the exercise of the Preemptive Rights.”

The definition of “Stock Acquisition Date” in Section 1 of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Stock Acquisition Date shall not be deemed to have occurred solely as the result of any public announcement (including any public filing), or the approval, execution, delivery and performance, of the Exchange Agreement, the consummation of the Citadel Transactions, the issuance of the Common Stock (including the Common Stock issuable upon conversion of the Convertible Debentures) to Citadel and its Affiliates in connection with the Citadel Transactions, the acquisition by Citadel or any of its Affiliates or Associates in the aggregate after the Closing Date of shares of Common Stock up to the Citadel Basket Amount, the acquisition by Citadel or any of its Affiliates or Associates of any shares of Common Stock, or any securities of the Company exercisable, convertible or exchangeable for shares of Common Stock, during any Rights Agreement Holiday Period or the acquisition by Citadel or any of its Affiliates or Associates of Preemptive Securities.”

B. Amendment of Section 3. Section 3(b) of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as the result of any public announcement (including any public filing), or the approval, execution, delivery and performance, of the Exchange Agreement, the consummation of the Citadel Transactions, the issuance of the Common Stock (including the Common Stock issuable upon conversion of the Convertible Debentures) to Citadel and its Affiliates in connection with the Citadel Transactions, the acquisition by Citadel or any of its Affiliates or Associates in the aggregate after the Closing Date of shares of Common Stock up to the Citadel Basket Amount, the acquisition by Citadel or any of its Affiliates or Associates of any shares of Common Stock, or any securities of the Company exercisable, convertible or exchangeable for shares of Common Stock, during any Rights Agreement Holiday Period or the acquisition by Citadel or any of its Affiliates or Associates of Preemptive Securities.”

Furthermore, Section 3 of the Rights Agreement is amended to add the following sentence at the end thereof as Section 3(e):

“(e) Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue of the approval, execution, delivery and performance of the Exchange Agreement, the consummation of the Citadel Transactions, the issuance of the Common Stock (including the Common Stock issuable upon conversion of the Convertible Debentures) to Citadel and its Affiliates in connection with the Citadel Transactions, the acquisition by Citadel or any of its Affiliates or Associates in the aggregate after the Closing Date of shares of Common Stock up to the Citadel Basket Amount, the acquisition by Citadel or any of its Affiliates or Associates of any shares of Common Stock, or any securities of the Company exercisable, convertible or exchangeable for shares of Common Stock, during any Rights Agreement Holiday Period or the acquisition by Citadel or any of its Affiliates or Associates of Preemptive Securities.”

C. New Section 36: Section 36 is hereby added to the Rights Agreement to read in its entirety as follows:

“Section 36. The Citadel Transactions. Notwithstanding anything contained in this Agreement to the contrary, (a) the approval, execution, delivery and performance of the Exchange Agreement; (b) the consummation of the Citadel Transactions; (c) the issuance of the Common Stock (including the Common Stock issuable upon conversion of the Convertible Debentures) to Citadel and its Affiliates in connection with the Citadel Transactions; (d) any public announcement of the foregoing, (e) the acquisition by Citadel or any of its Affiliates or Associates in the aggregate after the Closing Date of shares of Common Stock up to the Citadel Basket Amount, (f) the acquisition by Citadel or any of its Affiliates or Associates of any shares of Common Stock, or any securities of the Company exercisable, convertible or exchangeable for shares of Common Stock, during any Rights Agreement Holiday Period or (g) the acquisition by Citadel or any of its Affiliates or Associates, of Preemptive Securities, shall not cause (i) the Rights to become exercisable, (ii) Citadel or its Affiliates or Associates to be an Acquiring Person, (iii) a Stock Acquisition Date to occur or (iv) a Distribution Date to occur. In addition and notwithstanding anything to the contrary in this Amendment or the Rights Agreement, if CEFL or any of its Affiliates pledge, hypothocate, rehypothocate or otherwise transfer, sell or assign any securities of the Company in connection with any financing or similar transaction effected in the ordinary course, and the initial acquisition of such securities is excluded from causing Citadel, its Affiliates or Associates from becoming an Acquiring Person as set forth in paragraph (e) of the definition of “Acquiring Person” in Section 1 of the Rights Agreement, then any such securities that Citadel or its Affiliates receive back in connection therewith shall be deemed to have been “received” by Citadel or its Affiliates as of the date such securities were originally acquired by Citadel or its Affiliates for purposes of the Rights Agreement.”

D. Effect of Amendment. Except as expressly set forth herein, the Rights Agreement shall not by implication or otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect, as amended hereby. This Amendment shall be construed in accordance with and as a part of the Rights Agreement, and all terms, conditions, representations, warranties, covenants and agreements set forth in the Rights Agreement and each other instrument or agreement referred to therein, except as herein amended, are hereby ratified and confirmed. To the extent that there is a conflict between the terms and provisions of the Rights Agreement and this Amendment, the terms and provisions of this Amendment shall govern for purposes of the subject matter of this Amendment only.

E. Amendment Irrevocable. This Amendment shall not be amended or terminated by the Company, and the Company and the Rights Agent shall not adopt any amendment to the Rights Agreement which purports to amend or terminate the provisions set forth in this Amendment, in any such case without the express written consent of Citadel, who shall be deemed a third party beneficiary of this Amendment.

G. Waiver of Notice. The Rights Agent and the Company hereby waive any notice requirement with respect to each other under the Rights Agreement, if any, pertaining to the matters covered by this Amendment.

H. Severability. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

I. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state, except that the rights and obligations of the Rights Agent shall be governed by the law of the State of New York.

J. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

K. Effective Date of Amendment. This Amendment shall be deemed effective as of the date first written above, as if executed on such date.

K. Descriptive Headings. Descriptive headings appear herein for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

E*TRADE FINANCIAL CORPORATION

By:	/s/ Karl A. Roessner
Name:	Karl A. Roessner
Title:	General Counsel

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:	/s/ Herbert J. Lemmer
Name:	Herbert J. Lemmer
Title:	Vice President